Exhibit 3.1

This is a translation into English of the official Dutch version of a deed of amendment to the articles of association of a public limited liability company under Dutch law. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION OF

PLAYA HOTELS & RESORTS N.V.

On this, the tenth day of May two thousand and eighteen, appeared before me, Paul Cornelis Simon van der Bijl, civil law notary at Amsterdam:

[NautaDutilh employee, under proxy]

The person appearing before me declared that the general meeting of shareholders of Playa Hotels & Resorts N.V., a public limited liability company, having its corporate seat at Amsterdam (address: 1097 JB Amsterdam, Prins Bernhardplein 200, trade register number: 67450628) (the “Company”), at the annual general meeting of shareholders held at Amsterdam, the Netherlands, on the date hereof, decided, among other things, to amend the Company’s articles of association in part.

A copy of the minutes of the abovementioned meeting (the “Minutes”) will be attached to this Deed as an annex.

The Company’s articles of association were most recently amended by a deed executed on the eleventh day of March two thousand and seventeen, effective as of the twelfth day of March two thousand and seventeen, before a deputy of Wijnand Hendrik Bossenbroek, civil law notary at Amsterdam, the Netherlands.

In order to carry out the abovementioned decision to amend the articles of association, the person appearing declared to amend the Company’s articles of association in part, as set out below:

Article 15 paragraph 1 shall come to read as follows:

“15.1 The Company has a Board of Directors consisting of:

a.	one or more Executive Directors, being primarily charged with the Company’s day-to-day operations; and

b.	one or more Non-Executive Directors, being primarily charged with the supervision of the performance of the duties of the Directors.

The Board of Directors shall be composed of individuals.”

FINAL STATEMENTS

Finally, the person appearing declared, as evidenced by the Minutes, to have been authorised to execute this Deed.

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the deed, to be in agreement with these contents and not to wish the deed to be read out in full.

Following a partial reading, the deed was signed by the person appearing and by me, civil law notary.